Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of November 7, 2018 by and between Asterias Biotherapeutics, Inc. (“Asterias”), a Delaware corporation, and Ryan Chavez ("Executive"), and shall be effective and replace that certain employment agreement dated July 18, 2016 by and between Asterias and Executive at the time that is immediately prior to the consummation of the proposed transaction between Asterias and BioTime, Inc.

1.          Engagement; Position and Duties.

(a)          Asterias agrees to employ Executive in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the date of this Agreement. Executive shall perform the duties and functions described on Exhibit A and such other duties as the executive(s) to whom Executive reports or the Board of Directors of Asterias may from time to time determine. Executive shall devote Executive’s best efforts, skills, and abilities, on a full‑time basis, exclusively to the business of Asterias and its Related Companies pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board of Directors (the “Policies”). Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future. Executive may be provided with a copy of Asterias’s employee manual (the “Manual”) which contains the Policies. Asterias may change its Policies from time to time, in which case Executive will be notified of the changes in writing by a memorandum, a letter, or an update or revision of Asterias’s employee manual.

(b)          No Conflicting Obligations. Executive represents and warrants to Asterias and each Related Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(c)          No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Asterias and each Related Company that Executive will not use or disclose, in connection with Executive’s employment by Asterias or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Asterias or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Asterias and each Related Company that Executive has returned all property and confidential information belonging to any prior employer.

2.          Compensation

(a)          Salary. During the term of this Agreement, Asterias shall pay to the Executive the salary shown on Exhibit A. Executive's salary shall be paid in equal semi-monthly installments, consistent with Asterias's regular salary payment practices. Executive's salary may be increased from time-to-time by Asterias, in Asterias’s sole and absolute discretion, without affecting this Agreement.

(b)          Bonus. Executive shall be eligible to earn an annual cash incentive bonus award determined by the Board in respect of each fiscal year during Executive’s employment (the “Annual Bonus”), with a target bonus equal to no less than forty percent (40%) of Base Salary (the “Target Bonus”) for achievement of the specified performance goals at target levels for the applicable calendar year. The actual Annual Bonus payable shall be based upon the level of achievement of objectively determinable Company and individual performance goals for the applicable calendar year, as determined by the Board in consultation with Executive. Such performance goals shall be determined and memorialized in writing no later than January 31 of each calendar year.

(c)          Expense Reimbursements. Asterias or a Related Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to work) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(d)          Benefit Plans. Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by Asterias (or a Related Company) for its employees. Asterias and the Related Companies have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive. Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or restricted under any stock option plan or stock purchase plan of Asterias or any Related Company, the terms and conditions of the stock options or restricted stock, and Executive’s rights with respect to the stock options or restricted stock, shall be governed by (i) the terms of the applicable stock option or stock purchase plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement or stock purchase agreement and related agreements that Executive may sign or be required to sign with respect to the stock options or restricted stock.

(e)          Vacation; Sick Leave. Executive shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A or as may be provided by the Policies. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Asterias and its Related Companies. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Asterias's fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.          Competitive Activities. During the term of Executive's employment, and for one year thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by Asterias or any Related Company. During the term of Executive's employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Asterias or any Related Company, except to the extent such activities by Executive are approved by the Board of Directors of Asterias. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Asterias's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Asterias or a Related Company. Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.          Inventions/Intellectual Property/Confidential Information

(a)          As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property. Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by Asterias, or any Related Company, which Executive may conceive or make while performing services for Asterias or a Related Company shall be the sole and exclusive property of Asterias or the applicable Related Company. Executive hereby irrevocably assigns and transfers to Asterias, or a Related Company, all rights, title and interest in and to all Intellectual Property that Executive may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. Asterias and the Related Companies will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)          Moral Rights. To the extent allowed by law, the rights to Intellectual Property assigned by Executive to Asterias or any Related Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Asterias or a Related Company and agrees not to assert any Moral Rights with respect thereto. Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by Asterias or Related Company.

(c)          Execution of Documents; Power of Attorney. Executive agrees to execute and sign any and all applications, assignments, or other instruments which Asterias or a Related Company may deem necessary in order to enable Asterias or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in Asterias or a Related Company the sole and exclusive right, title, and interest in and to the Intellectual Property. If Asterias or a Related Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints Asterias or any Related Company or its designee as Executive’s agent and attorney-in-fact, to act on Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect Asterias’s or a Related Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d)          Disclosure of Intellectual Property. Executive agrees to disclose promptly to Asterias or a Related Company all Intellectual Property which Executive may create or conceive solely, jointly, or commonly with others. This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section. Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of Asterias or a Related Company.

(e)          Limitations. The obligations provided for by this Section 4, except for the requirements as to disclosure in paragraph 4(d), do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of Asterias or a Related Company was used and which was developed entirely on the Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of Asterias or a Related Company, or to the actual or demonstrable anticipated research or development activities or plans of Asterias or a Related Company, or (ii) which does not result from any work performed by Executive for Asterias or a Related Company. All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of Asterias or a Related Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of Asterias or a Related Company, or actual or demonstrably anticipated research or development of Asterias or a Related Company; or (3) results from any work performed by Executive for Asterias or a Related Company shall be assigned and is hereby assigned to Asterias or the applicable Related Company. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A. If Executive wishes to clarify that something created by Executive prior to Executive’s employment by Asterias or a Related Company that relates to the actual or proposed business of Asterias or a Related Company is not within the scope of this Agreement, Executive has listed it on Exhibit B in a manner that does not violate any third party rights.

(f)          Confidential and Proprietary Information. During Executive’s employment, Executive will have access to trade secrets and confidential information of Asterias and one or more Related Companies. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to Asterias, a Related Company, or any third party, that Asterias or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive's possession prior to Executive’s employment with Asterias and was not assigned to Asterias or a Related Company or was not disclosed to Executive in Executive’s capacity as a director or other fiduciary of Asterias or a Related Company; or (iii) information disclosed to Executive, after the termination of Executive’s employment by Asterias, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Asterias or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of Asterias, a Related Company, or any third party with whom Asterias or a Related Company has a contractual relationship. Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s employment by Asterias or any Related Company. Executive further agrees that Executive will not, without the prior written approval by Asterias or a Related Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s employment or at any time thereafter, except as required by Asterias or a Related Company in the course of Executive’s employment.

5.          Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Asterias (and the employment of Executive by any Related Company may be terminated by the Related Company) with or without cause at any time by notice given in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, Asterias and the Related Companies shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and Asterias or any Related Company.

(a)          Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with Asterias and all Related Companies at any time and for any reason, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)          Termination for Cause, Death, Disability, or Resignation. In the event that the employment of Executive is terminated for Cause, or is terminated as a result of death, Disability, or resignation without “Good Reason” as defined in this Agreement, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or vesting of any stock options or other equity or cash awards.

(ii)          Termination Without Cause and Resignation for Good Reason. In the event that the employment of Executive is terminated by Asterias without “Cause” as defined in this Agreement or Executive resigns for “Good Reason,” as defined in this Agreement otherwise than within twelve (12) months following a “Change in Control” as defined in this Agreement, Executive shall receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment, and as severance compensation (A) salary continuation at Executive’s then-current base salary for twelve (12) months, and (B) accelerated vesting of 50% of the then unvested stock options and restricted stock granted to Executive. The salary continuation described in clause (A) of this paragraph shall begin as soon as practicable after the effective date of Executive’s separation agreement, no later than 60 days after the date of Executive’s termination of employment, subject to such payroll deductions and withholdings as are required by law. This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by Asterias or another Related Company, or (y) termination of Executive’s employment by Asterias if Executive remains employed by a Related Company.

(iii)          Change of Control. In the event Asterias (or any successor in interest to Asterias that has assumed Asterias’ obligation under this Agreement) terminates Executive’s employment without “Cause” or Executive resigns for “Good Reason” within twelve (12) months following a Change in Control, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment, and as severance compensation (A) an amount equal to 100% of Executive’s base salary, which shall be paid in a lump sum no later than 60 days after the date of Executive’s termination of employment, subject to such payroll deductions and withholdings as are required by law, (B) bonus for the year in which Executive’s employment terminated based on actual performance and payable (at the discretion of the Company, in cash or in shares of common stock of the Company or its parent company) when annual bonus payments are payable to other members of senior management and pro-rated to reflect the portion of the year during which the Executive performed services, (C) accelerated vesting of 100% of Executive’s then unvested stock options and any restricted stock, and (D) payment, for a period of six (6) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment, under an Asterias employee health insurance plan subject to COBRA.

(b)          Release. Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless Executive (i) has executed a separation agreement including a general release of all claims against Asterias or its successor in interest (in a form prescribed by Asterias or its successor in interest) and (ii) has returned all property in Executive’s possession belonging Asterias or its successor in interest

(c)          Definitions. For purposes of this Section, the following definitions shall apply:

(i)          “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of Asterias.

(ii)          “Cause” means: (A) the repeated failure to properly perform Employee's job responsibilities after written receipt being notified of such failure to perform, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to Asterias or any Related Company; (C) conviction of, or plea of guilty or "no contest" to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with Asterias or any Related Company; (E) failure to follow the lawful directions of the Board of Directors of Asterias or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which Asterias, any Related Company, or any of Asterias’ affiliates is a party, a material undisclosed financial benefit for Employee or for any member of Employee’s immediate family or for any corporation, partnership, limited liability company, or trust in which Employee or any member of Employee’s immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of Asterias (or a Related Company or an affiliate of Asterias) based upon gender, race, religion, ethnicity, or nationality.

(iii)          “Change of Control” means (A) the acquisition of Voting Securities of Asterias by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Asterias; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 30% of the Voting Securities shall not constitute a Change of Control unless such Person or Affiliated Group acquires 80% or more of the Voting Securities; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of Asterias; (C) a merger or consolidation of Asterias with or into another corporation or entity (irrespective of whether Asterias is the surviving corporation in such merger or consolidation) in which the stockholders of Asterias immediately before such merger or consolidation do not own, in substantially the same percentages, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); or (D) a change in the composition of the Board occurring within a twelve (12) month period, as a result of which the incumbent directors cease to constitute at least a majority of the Board.

(iv)          “Disability” shall mean Employee’s inability to perform the essential functions of Employee’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)          “Good Reason” means (A) a diminution in Employee’s base salary; (B) a material change in geographic location at which Employee must perform services (a change in location of Asterias office at which Employee will primarily work will be considered material only if it increases Employee’s current average one-way commute time by more than twenty five percent (25%)); (C) any material failure of the successors to Asterias after a Change of Control to perform, or causing Asterias not to perform, Asterias’ obligations under this Agreement; (D) any action or inaction of Asterias that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in Employee’s duties, authorities, responsibilities, or reporting structure, provided, however, that Good Reason shall not be deemed to have occurred unless (A) Employee shall first have provided written notice of said Good Reason to Asterias within thirty (30) days of the occurrence of the event(s) giving rise to Good Reason, reasonably explaining such events in said written notice, and (B) Asterias shall have failed to cure said Good Reason within thirty (30) days of its receipt of Employee’s written notice, and (C) Employee shall have provided written notice of termination within thirty (30) days of the expiration of Asterias’ 30-day cure period.

(vi)          “Person” means any natural person or any corporation, partnership, limited liability Asterias, trust, unincorporated business association, or other entity.

(vii)          “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.          Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to Asterias and all Related Companies all equipment and other property belonging to Asterias and the Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Asterias and any Related Companies; (d) any and all Intellectual Property developed by Executive during the course of employment; and (e) the Manual and memoranda related to the Policies.

7.          Arbitration. Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all claims or controversies between Asterias or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Executive. The location of the arbitration shall be San Francisco, California. Unless Asterias or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). Asterias, or a Related Company if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys' fees, if any. Asterias and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.          Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.          Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

10.          Complete Agreement, Modification. This Agreement is the complete agreement between Executive and Asterias on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Asterias or any Related Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Asterias and Executive.

11.          Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

12.          Assignability. This Agreement, and the rights and obligations of Executive and Asterias under this Agreement, may not be assigned by Executive. Asterias may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Asterias's obligations under this Agreement.

13.          Survival. This Section 13 and the covenants and agreements contained in Sections 4, 6, and 7 of this Agreement shall survive termination of this Agreement and Executive's employment.

14.          Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

IN WITNESS WHEREOF, Executive and Asterias have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Ryan Chavez
(Signature)

Ryan Chavez
(Please Print Name)

ASTERIAS:

Asterias Biotherapeutics, Inc.

s/ Michael Mulroy
(Signature)

By:	Michael Mulroy
Title:	Chief Executive Officer